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<FILENAME>BOX.txt
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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

SCHEDULE 13G/A
Under the Securities Exchange Act of 1934

Amendment No.: 1

Name of Issuer: Platform Specialty Products Corp.

Title of Class of Securities:  Common

CUSIP Number: 72766Q105


  (Date of Event Which Requires Filing of this Statement)

                     December 31, 2016

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

/X/ Rule 13d-l(b)
/ / Rule 13d-l(c)
/ / Rule 13d-l(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of
Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).




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CUSIP Number: 72766Q105

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
         Bares Capital Management,Inc.
         74-2961140

2.  Check the Appropriate Box if a Member of a Group
         a. / /
         b. /X/

3.  SEC Use Only

4.  Citizenship or Place of Organization
         TEXAS

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:
         0

6.  Shared Voting Power:
         17,199,373

7.  Sole Dispositive Power:
         0

8.  Shared Dispositive Power:
         17,199,373

9.  Aggregate Amount Beneficially Owned by Each Reporting
Person:
         17,199,373

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares  / /

11. Percent of Class Represented by Amount in Row (9):
         6.2%

12. Type of Reporting Person:
         IA
                          -2-

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CUSIP Number: 72766Q105

1.  Name of Reporting Person
    S.S. or I.R.S. Identification No. of Above Person
         Brian Bares


2.  Check the Appropriate Box if a Member of a Group
         a. / /
         b. /X/

3.  SEC Use Only

4.  Citizenship or Place of Organization
         USA

Number of Shares Beneficially Owned by Each Reporting Person
With:

5.  Sole Voting Power:
         54,542

6.  Shared Voting Power:
         17,199,373

7.  Sole Dispositive Power:
         54,542

8.  Shared Dispositive Power:
         17,199,373

9.  Aggregate Amount Beneficially Owned by Each Reporting
Person:
         17,253,915

10. Check Box if the Aggregate Amount in Row (9) Excludes
    Certain Shares  / /

11. Percent of Class Represented by Amount in Row (9):
         6.2%

12. Type of Reporting Person:
         IA, IN
                          -3-


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Item 1(a) Name of Issuer:
          Platform Specialty Products Corp.

      (b) Address of Issuer's Principal Executive Offices:
          1450 Centrepark Boulevard Suite 210
	  West Palm Beach, FL 33401



Item 2(a) - (c).  Name, Principal Business Address, and
Citizenship of Persons Filing:

         Bares Capital Management, Inc.
         12600 Hill Country Blvd, Suite R-230
	 Austin, TX 78738

	 USA


    (d)  Title of Class of Securities:  Common

    (e)  CUSIP Number: 72766Q105

Item 3.  This statement is filed pursuant to Rule
13d-1(b)(1).


    /x/  Investment Adviser in accordance with Section 240.13d-1
	(b)(1)(ii)(E)

 Item 4. Ownership.
         (a) Amount Beneficially Owned:

       	       Bares Capital Management, Inc. 17,199,373
	       Brian Bares 54,542

         (b) Percent of Class:

	       Bares Capital Management, Inc.  10.9%
	       Brian Bares  10.9%

         (c) (i) shares with sole power to vote or direct the vote:

	       Bares Capital Management, Inc.  0 shares
               Brian Bares   54,542

              (ii) shared power to vote or direct the vote:

	       Bares Capital Management, Inc. 17,199,373
	       Brian Bares  17,199,373


              (iii) shares with sole power to dispose or to direct the disposition of:

	       Bares Capital Management, Inc.  0
               Brian Bares  54,542


              (iv) shares with shared power to dispose or direct the disposition of:

	       Bares Capital Management, Inc.  17,199,373
	       Brian Bares 17,199,373



Item 5.  Ownership of Five Percent or Less of a Class.

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following //.

Item 6.  Ownership of More than Five Percent on Behalf of
Another Person.

         N/A
                            -4-


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Item 7.  Identification and Classification of the Subsidiary
Which Acquired the Security Being Reported by the Parent
Holding Company.

         N/A

Item 8.  Identification and Classification of Members of the
Group.

         N/A

Item 9.  Notice of Dissolution of the Group.

         N/A

Item 10. Certification
By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



By: /s/ Brian T Bares                   Feb 14, 2017
_______________________________      _________________
Title: President                            Date